Exhibit 10.13
FIRST AMENDMENT TO THE
INGRAM MICRO INC
SUPPLEMENTAL INVESTMENT SAVINGS PLAN
     The Ingram Micro Inc. Supplemental Investment Savings Plan, which was restated as of December 31, 2008, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 10.1 of the Plan. This Amendment is effective as of the dates specified below.
     1. Effective with respect to Compensation paid, and deferrals and Matching Contributions made, on or after April 1, 2009, the Adoption Agreement is amended by revising the Attachment to Section 5.01(a) to read as follows:
“Matching Contributions will be credited to eligible Participants each pay period based on a formula equal to the excess of the amount determined in (a) below, less the amount determined in (b) below:
(a) An amount equal to the lesser of (i) $0.25 for each $1.00 of the eligible Participant’s Compensation subject to deferral under the Plan for such pay period, and (ii) 1.25% of the eligible Participant’s Compensation for such pay period.
(b) The amount of Matching Contributions (as defined in the Ingram Micro 401(k) Investment Savings Plan) made on behalf of the Participant under the Ingram Micro 401(k) Investment Savings Plan for such pay period.
For purposes of calculating Matching Contributions under section 5.01 of the Adoption Agreement only, a Participant’s Compensation shall be the definition as set forth in Section 3.01(b) of the Adoption Agreement, but excluding the Annual Incentive Bonus, and the voluntary or involuntary cash-out payments made under the employer’s Paid Time Off Policy.”
     2. Effective as of the date this Amendment is executed, Section 10.1 is amended to read as follows:
“10.1 Amendment by Plan Sponsor. The Plan Sponsor reserves the right to amend the Plan (for itself and each Employer) through action of its Board of Directors. Notwithstanding the above, it shall not be necessary for the Board of Directors of the Plan Sponsor to approve amendments to the Plan that are to comply with technical legal requirements of ERISA or the Code or for any other reason that does not result in a material increase in cost to the Employer, provided that such amendment is set forth in a written instrument that is executed by an officer of the Plan Sponsor or a member of the Benefits Administrative Committee. No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his Account which had accrued prior to the amendment.”
     IN WITNESS WHEREOF, this First Amendment is executed on the date set forth below.

INGRAM MICRO INC.

By:	/s/ Lynn Jolliffe

Title:	EVP — HR

Date:	11/19/09